October 25, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:      Golden Edge Entertainment, Inc.

File No. 000-54958

Dear Sir or Madam:

We  have  read  Item  4.01  of  Form  8-K  dated  October  23,  2013  of  Golden  Edge  Entertainment,

Inc.  and  disagree  with  the  statements  contained  therein  as  it  pertains  to  our  firm.   We  did  not

perform  the  SAS  100  Quarterly  reviews  for  the  interim  periods  March  31,  2013  through  to

September  30,  2013  and  therefore  can  only  confirm  there  are  no  disagreements  as  of  the  period ended December 31, 2012.

We  have  no  basis  to  agree  or  disagree  with  any  other  statements  of  the  Registrant  contained  in

Item 4.01 other than the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP